Exhibit 10.3

May 16, 2016

Ms. Denise L. Ramos

Chief Executive Officer and President

ITT Inc.

1133 Westchester Ave.

White Plains, NY 10604

Dear Denise:

Effective as of the date hereof (the “Effective Date”), ITT Inc. (the “Company”) will become the successor issuer to ITT Corporation pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended, and, on the Effective Date, your employment will transfer from ITT Corporation to the Company. The purpose of this letter agreement (this “Agreement”) is to set forth the terms and conditions of your employment with the Company. The Company agrees to employ you as Chief Executive Officer and President as of the Effective Date and you agree to discharge faithfully, diligently, and to the best of your ability, your duties. You will report directly to the Board of Directors of the Company (the “Board”). Your principal work location will be White Plains, NY. You will be an at-will employee at all times.

1.	Compensation and Benefits.

a.	Annual Base Salary. Your annual base salary as of the Effective Date is $1,000,000. Your salary will be subject to review by the Compensation and Personnel Committee of the Board from time to time for consideration of possible increases based on your performance and other relevant circumstances.

b.	Target Annual Incentive. Your target annual incentive is an amount equal to 100% of your annual base salary (“Target Annual Incentive”). The amount earned by you in respect of your Target Annual Incentive is discretionary and subject to your individual and Company performance, as determined by the Compensation and Personnel Committee of the Board.

c.	Long-Term Incentive Awards. You are eligible to participate in the Company’s long-term incentive program with an annual target long-term incentive compensation opportunity as determined by the Compensation and Personnel Committee of the Board.

d.	Benefits. You and your eligible dependents will be eligible to participate in the benefit programs and plans of the Company and its subsidiaries for which you are now eligible or for which you may become eligible in accordance with their provisions during the term of this Agreement as in effect from time to time. Nothing in this Agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans.

e.	Vacation. You are entitled to 5 weeks of paid vacation annually.

2.	Termination of Employment.

a.	Termination of Employment for Cause. You will not be eligible for Severance Pay or Severance Benefits (each as defined below) if your employment is terminated by the Company for Cause or if you voluntarily terminate your employment for any reason (including failing to return from an approved leave of absence, including a medical leave of absence).

i.	“Cause” shall mean action by you involving willful malfeasance or gross negligence or your failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on your part shall be considered “willful” unless it is done or committed in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

b.	Severance Pay Upon Termination of Employment Not for Cause. If the Company terminates your employment (x) other than for Cause, (y) other than as a result of your death or disability, and (z) other than in the case of a Qualifying Termination (as defined below), you shall be provided Severance Pay and Severance Benefits, each as described in this Section 2(b). “Severance Pay” consists of cash payments totaling an amount equal to two (2) times the sum of (x) the annual base salary in effect on the effective date of the termination of your employment (the “Scheduled Termination Date”), and (y) your Target Annual Incentive as of your Scheduled Termination Date.

i.	Terms and Conditions Applicable to Severance Pay. Severance Pay shall be paid in the form of periodic payments over a period of 24 months after the Scheduled Termination Date according to the regular payroll schedule (the “Severance Pay Period”).

1.	Severance Pay will, subject to your obligation to timely execute and deliver to the Company and not revoke the Release (as defined herein), commence on the first payroll date after the 60th day following the Scheduled Termination Date, with any installments of Severance Pay that would otherwise have been paid during the first 60 days after the Scheduled Termination Date delayed and paid in a lump sum on such 60th day after the Scheduled Termination Date.

2.	In the event of your death during the Severance Pay Period, the amount of Severance Pay remaining shall be paid in a discounted lump sum to your spouse or to such other beneficiary or beneficiaries designated by you in writing, or, if you are not married and failing such designation, to your estate. Any discounted lump sum shall be equal to the present value of the remaining periodic payments of Severance Pay using an interest rate equal to the prime rate at Citibank in effect on the date of your death.

3.	During the Severance Pay Period you must continue to be available to render to the Company reasonable assistance, consistent with the level of your prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which you may have. After the Scheduled Termination Date and normal wind-up of your former duties pursuant to the prior two sentences, you will not be required to perform any regular services for the Company.

4.	Severance Pay will cease if you are rehired by the Company.

ii.	Benefits During Severance Pay Period. Subject to your obligation to timely execute and deliver to the Company and not revoke the Release, you will be eligible to receive the following benefits (the “Severance Benefits”):

1.	If you are enrolled in one of the Company’s medical, dental and/or vision plans immediately prior to the Scheduled Termination Date and timely elect to receive COBRA continuation coverage, (A) for the 18-month period of COBRA continuation coverage, the Company will pay the portion of your COBRA premium that exceeds the premium you would have paid for such coverage if your employment had not been terminated and (B) for the six-month period immediately following the end of such 18-month period of COBRA continuation coverage (the “Post-COBRA Continuation Period”), the Company will provide you with continuation coverage under either (i) the Company’s medical, dental and/or vision plans for active employees or (ii) a Company-purchased health insurance policy, in either case at the Company’s sole election; provided that, with respect to the foregoing subclause (B), the Company subsidy shall not exceed the subsidy the Company would provide had you remained an active employee with respect to the benefits you elect to continue during the Post-COBRA Continuation Period and your continuation coverage shall in all cases end no later than your attainment of age 65; provided, further that, if the subsidy described in the foregoing subclause (B) is subject to income and employment taxes, the Company shall pay a gross-up payment to you in an amount such that, after payment of taxes on the gross-up payment, the amount of the gross-up payment equals the taxes you are obligated to pay with respect to such subsidy; and

2.	You are eligible to receive outplacement services for 12 months following the Scheduled Termination Date.

iii.	Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites. During the Severance Pay Period, you will not be eligible to accrue any vacation or participate in or receive awards under any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) stock option or stock related plans for executives (provided that you will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date or (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites (except as provided otherwise in clause (iv) above), unless specifically authorized by the Company in writing.

c.	Disqualifying Conduct. If during the Severance Pay Period, you (i) engage in any activity which is inimical to the best interests of the Company; (ii) disparage the Company, its business, employees or directors; (iii) fail to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior written consent, induce any employee of the Company to leave his or her Company employment; (v) without the Company’s prior written consent, engage in, become affiliated with, or become employed by any business competitive with the Company; or (vi) fail to comply with applicable provisions of the Company’s Code of Conduct or applicable Company Corporate Policies or any applicable Company Subsidiary Code or policies, then the Company will have no further obligation to provide Severance Pay or Severance Benefits to you.

d.	Release. The Company shall not be required to pay or continue any installments of Severance Pay, Severance Benefits, or any other benefits under this Agreement, unless you execute and deliver to the Company within 52 days following the Scheduled Termination Date a release, in a form provided by the Company, pursuant to which you discharge and release the Company, its affiliates, and their respective directors, officers, employees and employee benefit plans from all claims (other than for benefits to which you are entitled under any Company employee benefit plans) arising out of your employment or termination of employment (the “Release”), and such Release is not revoked by you within the seven-day statutory revocation period. You will also be required to resign your officership and any directorship upon your last day of active service with the Company.

e.	Treatment of Severance Pay and Other Compensation. Any Severance Pay, Severance Benefits or other compensation, including but not limited to any equity awards provided to you under this Agreement, shall be treated in a manner consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Coordination of Severance Pay and Severance Benefits with any pay or benefits provided by any applicable Company short-term or long-term disability plan shall be in accordance with the provisions of those plans.

f.	Miscellaneous. Except as provided in this Agreement, you shall not be entitled to any notice of termination or pay in lieu thereof.

i.	In cases where Severance Pay is provided under this Agreement, pay in lieu of any unused current year vacation entitlement will be paid to you in a lump sum.

ii.	Benefits under this Agreement are paid for entirely by the Company from its general assets.

iii.	Any outstanding long-term incentive awards will be treated in accordance with the applicable plans and award agreements.

3.	Termination due to an Acceleration Event. If you experience a Qualifying Termination (as defined below), you will be eligible to receive the following severance payments and benefits, subject to your obligation to timely execute and deliver to the Company and not revoke the Release:

a.	You will receive severance pay equal to the sum of (x) three (3) times the annual base salary in effect on the Scheduled Termination Date, and (y) three (3) times the greater of (i) the Target Annual Incentive for the year in which the Acceleration Event (as defined below) occurs, or (ii) the actual bonus that was most recently paid to you before your Scheduled Termination Date, payable in equal installments over 24 months, commencing on the first payroll date after the 60th day following the Scheduled Termination Date, with any installments of Severance Pay that would otherwise have been paid during the first 60 days after the Scheduled Termination Date delayed and paid in a lump sum on such 60th day after the Scheduled Termination Date;

b.	You will receive the Severance Benefits described in Section 2(b)(ii) above; provided that the Post-COBRA Continuation Period shall mean the 18-month period immediately following the end of the 18-month period of COBRA continuation coverage;

c.	You will receive continued life insurance benefits for a three (3) year period following your termination of employment at the same cost and at the same coverage levels as provided to similarly situated active employees; and

d.	You will receive payment of a lump sum amount equal to three (3) times the highest annual base salary rate (whether or not deferred) times the highest percentage rate of Company Contributions (not to exceed seven percent (7%)) with respect to you under the ITT Retirement Savings Plan and/or ITT Supplemental Retirement Savings Plan (or corresponding savings plan arrangements outside the United States) (including matching contributions and core contributions) at any time during the three (3) year period immediately preceding your termination of employment or the three (3) year period immediately preceding the Acceleration Event, payable within thirty (30) calendar days after your Scheduled Termination Date.

An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding common stock, $1 par value per share, of the Company (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company, or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving the Company, other than a consolidation, business combination or merger involving the Company in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or (v) any person

(within the meaning of Section 13(d) of the Act) (other than the Company or any subsidiary of the Company or any employee benefit plan (or related trust) sponsored by the Company or a subsidiary of the Company) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.

“Good Reason” means (i) without your express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by you, (A) a reduction in your annual base compensation (whether or not deferred), (B) the assignment to you of any duties inconsistent in any material respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (ii) without your express written consent, the Company’s requirement that your work location be other than within twenty-five (25) miles of the location where you were principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Agreement from any successor to the Company; provided that, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or your knowledge thereof, unless you have given the Company notice thereof prior to such date.

“Qualifying Termination” means a termination of your employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by you for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event.

4.

Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception, (ii) to the extent necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, all payments made and benefits provided upon your termination of employment shall only be made and provided upon a “separation from service” within the meaning of Section 409A of the Code, (iii) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the

Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax under Section 409A of the Code), at which point all payments deferred pursuant to such six-month delay shall be paid to you in a lump sum, and (iv) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral would avoid such accelerated or additional tax under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

5.	Miscellaneous.

a.	Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage paid, or (iv) such other method of deliver as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Chief Human Resources Officer

ITT Inc.

1133 Westchester Ave.

White Plains, NY 10604

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributes, at your home address as set forth in the records of the Company.

b.

Assignment. This Agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this Agreement, without your consent, to any successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this Agreement is so assigned, the “Company” as used throughout this Agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid. In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.

c.	Merger of Terms; Prior Employment Agreement. Except as expressly provided herein, this Agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered herein, including but not limited to the letter agreement between you and ITT Corporation, dated as of October 4, 2011 (“Prior Agreement”). You agree that, as of the Effective Date, neither the Company nor ITT Corporation shall have any further obligations with respect to the Prior Agreement, and the Prior Agreement is terminated.

Very truly yours,

/s/ Victoria L. Creamer
Victoria L. Creamer
Senior Vice President and Chief Human Resources Officer, by delegation of the Compensation & Personnel Committee of the Board of Directors

Accepted and Agreed:

/s/ Denise L. Ramos	May 16, 2016
Denise L. Ramos	Date
Chief Executive Officer and President
ITT Inc.